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FORM 4                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
------                                                  WASHINGTON, D.C. 20549                      --------------------------------
                                                                                                    OMB Number:           3235-0287
[ ] Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Expires:       January 31, 2005
    subject to Section 16. Form 4                                                                   Estimated average burden
    or Form 5 obligations may                                                                       hours per response..........0.5
    continue. See Instruction 1(b)                                                                  --------------------------------


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
  Kratky III, John     M.                   Apropros Technology, Inc. (APRS)
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   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Statement for Month/Day/Year   [ ] Director  [X] 10% Owner
                                            cation Number                                     [ ] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person, if an                                         below)
                                            entity
                                            (voluntary)
  137 Rowayton Avenue, Unit 100                                 12/31/2002
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        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Day/Year)       (check applicable line)

                                                                                             [  ] Form Filed by One Reporting Person
                                                                                             [X*] Form Filed by More than One
  Rowayton   CT         06835                                                                    Reporting Person
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   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title     2. Trans-  2A.Deemed   3.Trans-    4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   of           action     Execution  action       or Disposed of (D)                Securities       Direct (D) or       Indirect
   Security     Date       Date,if    Code         (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
   (Instr.3)               any        (Instr.8)                                      Owned Following  (Instr. 4)          Ownership
                          (Month/Day/                                                Reported                             (Instr. 4)
               (Month/     Year)                                                     Transaction(s)
               Day/Year)                                                            (Instr. 3 and 4)
                                     --------------------------------------------
                                      Code    V    Amount   (A) or (D) Price
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  Common Stock  12/31/2002              P          25,300        A     1.3521                                I           By Valor
                                                                                                                         Capital
                                                                                                                         Management,
                                                                                                                         L.P.*
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  Common Stock  12/30/2002              P           5,200        A     1.3084                                I           By Valor
                                                                                                                         Capital
                                                                                                                         Management,
                                                                                                                         L.P.*
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  Common Stock  12/11/2002              P           1,800        A     1.4236         2,542,300              I           By Valor
                                                                                                                         Capital
                                                                                                                         Management,
                                                                                                                         L.P.*
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                      Potential Persons who respond to the collection of information contained
                      In this form are not required to respond unless the form displays a currently valid OMB
                      control number.                                                                                        (Over)

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction  3A.Deemed   4. Transaction  5. Number of
   Derivative     or Exercise    Date            Execution   Code            Derivative
   Security       Price of       (Month/Day/     Date, if    (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)           any                         Acquired (A)
                  Security                       (Mo/Dy/Yr)                  or Disposed
                                                                             of (D)
                                                                             (Instr. 3, 4,
                                                                              and 5)
                                                             --------------------------------------
                                                             Code    V     (A)          (D)
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FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned Follow-   Direct (D) or     (Instr. 4)
                                                             ing Reported    Indirect (I)
                                                             Transactions(s) (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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Explanation of Responses

*  This form is being filed jointly by the following Reporting Persons:

     Valor Capital Management, L.P., 137 Rowayton Avenue, Unit 100, Rowayton, CT 06835
     Kratky Management, LLC, 137 Rowayton Avenue, Unit 100, Rowayton, CT 06835 John M. Kratky III, 137 Rowayton Avenue, Unit 100, Rowayton, CT 06835

     Valor Capital Management, L.P. ("Partnership") is an investment limited partnership that is the direct beneficial owner of the reported securities. Kratky Management, LLC is the general partner ("General Partner") of the Partnership and controls the Partnership's investment activities. John M. Kratky III, is the Managing Member of the General Partner and controls both the Partnership and the General Partner. The General Partner and Mr. Kratky disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

                /s/ JOHN M. KRATKY, III                   March 21, 2003
                ------------------------------------     ---------------
                                                               Date
                Valor Capital Management, L.P.
                By Kratky Management, LLC, General Partner

                /s/ JOHN M. KRATKY, III                   March 21, 2003
                ------------------------------------     ---------------
                John M. Kratky, III, Managing Member           Date

                Kratky Management, LLC

                /s/ JOHN M. KRATKY, III                   March 21, 2003
                -----------------------------------      ---------------
                John M. Kratky, III                            Date
                **Signatures of Reporting Persons

** If the form is filed by more than one reporting person, see instruction
   5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.